Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Long-Term Incentive Plan of Credo Technology Group Holding Ltd of our reports dated July 1, 2025, with respect to the consolidated financial statements of Credo Technology Group Holding Ltd and the effectiveness of internal control over financial reporting of Credo Technology Group Holding Ltd included in its Annual Report (Form 10-K) for the year ended May 3, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
December 1, 2025